SECTION 7: CODE OF ETHICS

I.        Introduction

This Code of Ethics (the “Code”) has been adopted Banner Ridge Partners, LP (the “Firm”, the “Company” or “Banner Ridge”), in accordance with Rule 204A-1 of the Advisers Act.

The purpose of the Code is to establish expected standards of conduct for Employees, to identify and prevent breaches of fiduciary duties, and to deal with any situation that may be deemed a conflict of interest. To ensure that the Company develops and maintains a reputation for integrity and high ethical standards, it is essential not only that Banner Ridge and its Access Persons (as defined below) comply with relevant federal and state securities laws, but also that Banner Ridge maintains high standards of personal and professional conduct. The Firm’s Code is designed to achieve these goals by requiring all Access Persons to comply with applicable laws and to become familiar and to comply with the duties described herein.

“Access Person” means (i) all management personnel (officers, directors and partners) of the Company, and (ii) any other Employee of the Company who has access to information regarding the purchase or sale of securities by the Company or the portfolio holdings of any of its Clients, or who is involved in making recommendations with respect to purchases or sales of securities. The Company treats all Employees as Access Persons for the purpose of this Code.

Compliance with the Code is a condition of employment with the Firm. Violations of the Code will be taken seriously and could result in sanctions against the violator, including termination of employment.

All Employees must read the Code carefully and should retain a copy for ongoing reference. Additionally, as set forth below, Employees must certify at least annually (or upon the request of the CCO) that he or she has read, understands, is subject to and has complied with the Code. Any questions about any aspect of the Code, or any questions regarding the application of the Code in a particular situation, should be directed to the CCO.

As with all policies and procedures, the Code was designed to cover a myriad of circumstances and conduct; however, no policy can anticipate every potential conflict of interest that can arise. CONSEQUENTLY, EMPLOYEES ARE EXPECTED TO ABIDE NOT ONLY BY THE LETTER OF THE CODE, BUT ALSO BY THE SPIRIT OF THE CODE.

II.        Administration of Code

The CCO shall be responsible for all aspects of administering and all interpretive issues arising under this Code. The CCO is responsible for considering any requests for exceptions to, or exemptions from, the Code. Any exceptions to, or exemptions from, the Code shall be subject to such additional procedures, reviews, and reporting as may be deemed appropriate by the CCO.

43

III.           Recordkeeping Requirements

The Company shall maintain the following records at its principal place of business:

●	a copy of each Code in effect during the past five years;
●	a record of any violation of the Code and any action taken as a result of the violation for at least five years after the end of the fiscal year in which the violation occurs;
●	a copy of each personal trading report required by this Code;
●	a record of all persons required to make reports currently and during the past five years;
●	a record of all persons who are or were responsible for reviewing these reports during the past five years; and
●	a record of any decision (and the reasons supporting such decision) to approve any person’s purchase of securities in an initial public offering or private placement, for at least five years after approval.

Please see Section 9 and Attachment A for more information on the Company’s recordkeeping requirements.

IV.           Acknowledgement

Employees must certify at commencement of their employment and at least annually (or upon request of the Firm) that he or she has read, understands, is subject to and has complied with the Code. Any Employee who has any questions about the applicability of the Code to a particular situation should promptly consult with the CCO.

V.            Reporting and sanctions

While compliance with the provisions of the Code is anticipated, Access Persons should be aware that in response to any violations, the Firm shall take whatever action is deemed necessary under the circumstances including, but without limitation, the imposition of appropriate sanctions. These sanctions may include, among others, the reversal of trades, reallocation of trades to Clients, disgorgement of profits deemed improper, or, in more serious cases, Employee suspension or termination. Moreover, Employees are required to report any violation(s) of the Code to the CCO. The Firm prohibits retaliation against any such personnel who, in good faith, seeks help or reports known or suspected violations, including Employees who assist in making a report or who cooperate in an investigation. Any Employee who engages in retaliatory conduct will be subject to disciplinary action, which may include termination of employment.

44

VI.           Standards of Conduct

Employee Conduct

The following general principles should guide the individual conduct of each Employee:

●	Employees will not take any action that will violate any applicable laws or regulations, including all state and federal securities laws;
●	Employees will adhere to the highest standards of ethical conduct;
●	Employees will maintain the confidentiality of all information obtained in the course of employment with the Company;
●	Employees will bring any issues reasonably believed to place the Company at risk to the attention of the CCO;
●	Employees will not abuse or misappropriate the Company’s or any Client assets or use them for personal gain;
●	Employees will disclose any activities that may create an actual or potential conflict of interest between the Employee, the Company, and/or any Client;
●	Employees will deal fairly with Clients and other Employees and will not abuse their position of trust and responsibility with Clients or otherwise take inappropriate advantage of his or her position with the Company;
●	Employees will comply with the Code of Ethics.

Falsification or Alteration of Records

Falsifying or altering records or reports of the Company, preparing records or reports that do not accurately or adequately reflect the underlying transactions or activities of the Company or its Clients, or knowingly approving such conduct is prohibited. Examples of prohibited financial or accounting practices include:

●	Making false or inaccurate entries or statements in any Company or Client books, records, or reports that intentionally hide or misrepresent the true nature of a transaction or activity;
●	Manipulating books, records, or reports for personal gain;
●	Failing to maintain required books and records that completely, accurately, and timely reflect all business transactions;
●	Maintaining any undisclosed or unrecorded Company or Client funds or assets;
●	Using funds for a purpose other than the described purpose;
●	Making a payment or approving a receipt with the understanding that the funds will be, or have been, used for a purpose other than what is described in the record of the transaction.
45

Competition and Fair Dealing

The Company seeks to outperform its competition fairly and honestly. The Company seeks competitive advantages through superior performance, not through unethical or illegal business practices. Stealing proprietary information, possessing trade secret information obtained without the owner’s consent, or inducing such disclosures by past or present Employees of other companies is prohibited. Each Employee should endeavor to respect the rights of and deal fairly with the Company’s Clients, vendors, service providers, suppliers, and competitors. No Employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other intentional unfair dealing practice. Employees should not falsely disparage or make unfair negative comments about its competitors or their products and services. Negative public statements concerning the conduct or performance of any former Employee of the Company should also be avoided.

VII.           Avoiding conflicts of interest

The Company and its Employees owe a fiduciary duty to our Investors that require us to place the interests of our Investors ahead of our own interest. A critical component of our fiduciary duty is to avoid potential conflicts of interest. Accordingly, the Company and its Employees must avoid activities, interests, and relationships that interfere or might interfere with the best interests of Investors.

General

Under Section 206 of the Advisers Act, the duty of the Company to refrain from fraudulent conduct includes an obligation to disclose material facts whenever the failure to do so would defraud any client and prospective client. The Company’s duty to disclose material facts is particularly pertinent whenever the Company is in a situation involving a conflict or potential conflict of interest with a client or prospective client. The type of disclosure required by the Company in such a situation will depend upon all the facts and circumstances, but as a general matter, the Company must disclose all material facts regarding the potential conflict of interest so that clients and prospective clients can make informed decisions whether to enter into or continue an advisory relationship with the Company or whether to take some action to protect himself against the specific conflict of interest involved.

Investment Conflicts

Employees who are planning to invest in or make a recommendation to invest in a security for any Client, and who have a material interest in the security or a related security, must first disclose such interest to the CCO. The CCO shall conduct an independent review of the recommendation to purchase the security for Clients and written evidence of such review shall be maintained by the CCO. Employees shall not fail to timely recommend a suitable security to, or purchase or sell a suitable security for, a Client in order to avoid an actual or apparent conflict with a personal transaction in a security.

46

Prohibited Conduct with Clients

It is a violation of an Employee’s duty of loyalty to the Company and its Clients for any

Employee, without the prior written consent of the CCO, to:

●	rebate, directly or indirectly, to any person, firm, corporation or association, other than the Company, compensation of any nature as a bonus, commission, fee, gratuity or other consideration in connection with any transaction on behalf of the Company or a Client account;
●	accept, directly or indirectly, from any person, firm, corporation or association, other than the Company, compensation of any nature as a bonus, commission, fee, gratuity or other consideration in connection with any transaction on behalf of the Company or a Client account;
●	own any stock or have, directly or indirectly, any financial interest in any other organization engaged in any securities, financial or related business, except for a minority stock ownership or other financial interest in any business which is publicly-owned; or
●	borrow money from any of the Company’s suppliers or Clients; provided, however, that (i) the receipt of credit on customary terms in connection with the purchase of goods or services is not considered to be a borrowing within the foregoing prohibition and (ii) the acceptance of loans from banks or other financial institutions on customary terms to finance proper and usual activities, such as home mortgage loans or investment-related lines of credit, is permitted except where prohibited by law.

VIII.          Outside Activities of Employees

GENERAL GUIDELINES

Employees are expected to devote their full professional time and efforts to the business of the Company and to avoid any activities that could present actual or perceived conflicts of interest.

Employees must disclose to the Firm any interest they may have in an entity that is not affiliated with Banner Ridge and that has a known business relationship with the Firm. Disclosure in this area must be timely so that Banner Ridge may consider the matter and take appropriate action.

PROCEDURES AND GENERAL PROHIBITIONS

1.	From time to time, an Employee may be invited to join the board of directors or accept board observation rights of outside entities or accept opportunities to serve with non-profit or other civic organizations. Any Employee who is invited to serve as an officer, director or board observer of any public or private entity, whether or not affiliated with the Firm, must promptly notify and secure the consent of the CCO prior to accepting any such officer position, directorship or observation rights.
47

2.	Except with prior written approval of the CCO in consultation with the Principals, no Access Person may act as an officer, general partner, consultant, agent, representative, trustee, or employee of any business other than Banner Ridge or an affiliate of Banner Ridge.

3.	Except with prior written approval of the CCO in consultation with the Principals, no Access Person may participate in teaching assignments, lectures, public speaking, publication of articles, or radio or television appearances.

4.	Except with the prior written approval of the CCO in consultation with the Principals, Access Persons may not have a monetary interest, as principal, co-principal, agent shareholder, or beneficiary, directly or indirectly, or through any substantial interest in any other corporation, partnership or business unit, in any transaction that conflicts with the interest of Banner Ridge or its Clients.

5.	Every Access Person must avoid any activity that might give rise to a question as to whether the Firm’s objectivity as a fiduciary has been compromised.

COMPLIANCE PROCEDURES

All outside activities conducted by an Employee must be approved prior to participation by the CCO by completing and submitting an Outside Business Activities questionnaire attached hereto as Exhibit C.

The CCO may require full details concerning the outside activity including the number of hours involved and any compensation to be received. In addition, in connection with any approval of an outside activity, such approval may, at the discretion of the CCO, be subject to certain conditions deemed necessary or appropriate to protect the interests of the Company or any Client.

IX.           Gifts, Entertainment and Political Contributions Policy

GIFTS AND ENTERTAINMENT POLICY

The Firm is committed to avoiding conflicts of interest. Employees and members of Employees’ families should not accept from, or give to, an individual or organization with whom the Company has a current or potential business relationship directly related to its advisory business, gifts, gratuities or other items of value (collectively, “Gifts”) that might in any way create a conflict of interest or the appearance of a conflict of interest, violate applicable law or that would be likely to influence decisions made by the Employee in business transactions involving the Company. For clarity, a Gift includes any meal, entertainment or other event that occurs in connection with the business of the Company, a Fund, or a portfolio company that is not attended by the person paying for it. The Company also requires Gifts made to charitable causes connected to, or at the specific request of, investors in Funds to be pre-approved by the CCO or compliance designee.

48

●	Gifts and Entertainment Policy

Employees may never use personal funds or resources to do something that cannot be done with Firm resources. In addition, an Employee may not provide or offer to provide any Gifts to vendors or third parties with whom or with which the Firm or its Affiliates conducts, or is considering conducting, business without the consent of the CCO. Furthermore, all Gifts must be sent to and received at the Firm and not the Access Person’s home, and all Entertainment must be offered and accepted on the Firm’s email.

Entertainment may include events such as meals, shows, concerts, theatre events, sporting events or similar types of entertainment. “Entertainment” also includes in-town and out-of-town trips and seminars where the service provider or counterparty offers to pay for items such as lodging, airfare, meals and/or event expenses. For the purposes hereof, a gift will be deemed to be of significant value if it exceeds $350.00 per gift to or from any person or entity doing business or seeking to do business with the Company and an entertainment event will be deemed to be of significant value if it exceeds $1,000.00 per event to or from any such person or entity. An entertainment event will only be deemed to be entertainment if a representative of the service provider or counterparty is also attending the event (otherwise, it will be deemed to be a gift). No gift or entertainment may be given or accepted, however, regardless of value, that has the likelihood of influencing, any business decision or relationship of the Company. Employees must pre-clear entertainment that is expected to exceed $1,000 per event. Additionally, Employees are required to notify the CCO, after conclusion of an event, if the entertainment, given or received, inadvertently exceeded $1,000.

●	Compliance Procedures

The Company has adopted the following principles and procedures governing gifts and entertainment:

●	Any Gifts of significant value (as defined above) offered to or from an existing or prospective firm service provider or counterparty must be approved by the CCO via the form included in Exhibit K;
●	Employees may not give or accept more than two gifts per year, regardless of value, offered to, given or sponsored by the same person or entity without approval from the CCO;
●	Employees may not request or solicit gifts or particular entertainment events;
●	No gift of cash or cash equivalents may be accepted or given;
49

●	Employees may not provide any person who is a fiduciary of an ERISA plan gifts, entertainment or other consideration with an aggregate annual value of $250 or more. Gifts of more than $50 in value are not allowed; and
●	Items such as pens, coffee mugs, umbrellas, bags or clothing items with a counterparty’s logo are excluded.

POLITICAL CONTRIBUTIONS

●	Foreign Corrupt Practices Act

The Foreign Corrupt Practices Act (“FCPA”) prohibits the direct or indirect giving of, or a promise to give, “things of value” in order to corruptly obtain a business benefit from an officer, employee, or other “instrumentality” of a foreign government. Companies that are owned, even partly, by a foreign government may be considered an “instrumentality” of that government. In particular, government investments in foreign financial institutions may make the FCPA applicable to those institutions. Individuals acting in an official capacity on behalf of a foreign government or a foreign political party may also be “instrumentalities” of a foreign government.

The FCPA includes provisions that may permit the giving of gifts and entertainment under certain circumstances, including certain gifts and entertainment that are lawful under the written laws and regulations of the recipient’s country, as well as bona fide travel costs for certain legitimate business purposes. However, the availability of these exceptions is limited and is dependent on the relevant facts and circumstances.

Civil and criminal penalties for violating the FCPA can be severe. The Company and its Access Persons must comply with the spirit and the letter of the FCPA at all times. Employees must obtain written pre-clearance from the CCO prior to giving anything of value that might be subject to the FCPA by submitting a pre-clearance form in the form of Exhibit L.

●	Pay-to-Play

SEC Rule 206(4)-5 prohibits "pay-to-play" practices by investment advisers that seek to provide investment advisory services to government entities (i.e., any state or political subdivision of a state, including: any agency, authority or instrumentality of the state, a pool of assets sponsored or established by the state, a plan or program of a government entity; and officers, agents, or employees of the state acting in their official capacity). The rule applies to government assets managed by the Company. Rule 206(4)-5 prohibits:

▪	An adviser's receipt of compensation from a government entity for two years following any contribution by the adviser or certain of its personnel (“covered associates”), to certain officials of a government entity (“covered official”);
▪	Payments by an adviser or any covered associate to third-party solicitors or placement agents for their solicitation of government entities unless the third party solicitor is a registered representative of a broker-dealer or registered investment adviser subject to pay-to-play regulations; and
50

▪	An adviser and its covered associates from soliciting or coordinating contributions for an official of a government entity to which the adviser is seeking to provide advisory services, or payments to a political party of a state or locality where any adviser is providing or seeking to provide advisory services to a government entity.

The Firm encourages its Employees to participate in the democratic process and to support candidates and parties of their choice. However, campaign contributions can, under some circumstances, raise concerns similar to those raised by gifts or benefits to government officials. The SEC, along with certain states, municipalities, and public pension plans, have adopted regulations limiting or completely disqualifying a firm from providing services to, or accepting placements from, a government entity if certain political contributions26 are made or solicited27 by the Firm, certain of its Employees, or, in some instances, an Employee’s spouse, civil union partner, or immediate family members residing in the same home.28 Under these pay-to-play regulations, a single prohibited political contribution to a candidate or officeholder, political party, political action committee, or other political organization at practically every level of government (including local, state, and federal) may preclude the Firm from providing services to, or accepting placements from, the applicable government entity and may compel the Firm to reimburse compensation received by the Firm in connection with such services or placements.

To prevent actual or perceived conflicts of interest, and to ensure that Banner Ridge is not inadvertently barred from pursuing investment business in any jurisdiction, the Firm has adopted procedures restricting Employees (including any relative of an employee residing in the same household) from making political contributions to any candidate for elected office, political party or political committee (including a PAC), other than a candidate for national office, provided such candidate does not currently hold state, municipal, or local office, or a committee for a candidate for national office.29 This includes political contributions both within and outside the United States.

Any questions regarding this policy should be directed to the CCO.

[26]	Contributions include cash, checks, gifts, subscriptions, loans, advances, deposits of money, “in kind” contributions (e.g., the provision of free professional services), or anything else of value provided for the purpose of influencing an election for a federal, state, or local office, including any payments for debts incurred in such an election.
[27]	Solicitation of contributions encompasses any fundraising activity on behalf of a candidate, campaign, or political organization, including direct solicitation, hosting of events, and/or aggregating, coordinating, or “bundling” the contributions of others.
[28]	All such spouses, domestic/civil union partners, and resident immediate family members are hereinafter referred to as “family members.”
[29]	A candidate for national office is a candidate for the US Presidency or Vice Presidency. NOTE, however, that a contribution to a candidate for national office, if made to influence the awarding of investment management business or to confer some other benefit on the Firm, would, if made without the prior approval, violate the Firm’s policy on gifts and benefits to government officials.
51

i.	Compliance Procedures

The following procedures will apply to political contributions by the Company and its

Employees:

▪	all contributions to a political candidate in state, local, or PACs by any Employee will not be permitted;
▪	coordination of, or solicitation by, the Company of political contributions to a government official, or payment to a political party of a state or locality, will not be permitted;

▪	newly hired or promoted Employees will be required to disclose any political contributions made in the past two years to determine if the look back provisions will apply by completing and submitting a New Employee Political Contribution Declaration Form attached hereto as Exhibit J; and
▪	any new relationships with third-party solicitors will require pre-approval from the CCO.

In addition, the CCO may require periodic certifications from Employees that they have not made any political contributions in violation of the Company’s policy.

ii.	Recordkeeping

Rule 206(4)-5 also requires the Firm to keep records of contributions made by the Firm and its Covered Associates to US government officials and candidates, payments to US state or political parties and PACs, and a list of its Covered Associates and Government Entities that invest or have invested in the past five years with the Firm or a pooled investment vehicle managed by the Firm. The Firm must also maintain records of the names and addresses of each regulated third-party adviser or broker-dealer to whom the Firm provides payment for the solicitation of a US government entity.

X.        Personal investment policy

The Company has adopted the following general principles governing personal investment activities by Company personnel:

●	the interests of Client accounts will be placed in front of any Employee personal transaction. Appropriate investment opportunities must be made for the Company’s Clients before the Company or any Employee may act on them; and
●	all personal securities transactions will be conducted in such a manner as to avoid any actual, potential or perceived conflicts of interest or abuse of an individual’s position of trust and responsibility.

GENERAL POLICY REQUIREMENTS

The Code makes it unlawful for Employees, when buying or selling securities for accounts in which they hold an interest, to engage in activities that are dishonest, manipulative or involve false or misleading statements. No Employee shall use any information concerning the investments or investment intentions of any Client for personal gain or in a manner that is harmful to the interests of any Client.

52

PRE-CLEARANCE

Public Securities30 may not be purchased for any account in which an Access Person has a beneficial ownership interest, except with the prior written approval of the CCO, or Anthony Cusano with respect to Public Securities transactions contemplated by the CCO. All approvals received are valid for 5 trading days (including the day approval was granted). Any trading that was not completed during this window will require a new pre-clearance to be sought by the Employee. Banner Ridge expects such written approval to come within 24 hours.

Actions that occur without the direction of the Employee will be exempt from these requirements (option expiration/exercise, called bond, converted security, etc.). Further, any account that includes discretion to an authorized third-party, is exempt from these requirements (i.e. a discretionary trading account maintained with a third-party money manager).

The securities below are exempt from the above pre-clearance requirement:

●	Money-market funds;
●	Open-end mutual funds;
●	Exchange-Traded Funds;
●	Options on Exchange-Traded Funds;
●	Bankers acceptances, bank CDs, commercial paper and high-quality short-term debt instruments;
●	Unit investment trusts;
●	Brokerage certificates of deposit;
●	Direct obligations of the U.S. government (U.S. Treasury securities);
●	Transactions through an established Automatic Investment Plan;
●	Awards provided by an employer subject to restriction and accompanying vesting removing any trading restrictions;

RESTRICTED LIST

No Employee personal securities transactions will be permitted in any security that is currently on the Company’s Restricted List. All Employee personal securities transactions are subject to monitoring in order to ascertain any pattern of conduct which may evidence use of material non-public information obtained in the course of their employment.

[30]	Public Securities include, but are not limited to, listed equities, options, OTC securities, closed-end funds, bonds, futures. Any security that is not exempt must be precleared, each pursuant to this Section B.
53

PARTICIPATION IN IPOS, SECONDARY OFFERINGS AND PRIVATE PLACEMENTS

No Employee may acquire any security in an initial public offering (IPO) or secondary public offering without the prior approval of the CCO.

PRIVATE PLACEMENTS

Private placements of any kind (including, but not limited to, limited partnership investments, limited liability companies, hedge funds, private equity funds, PIPEs, real estate, oil and gas partnerships and venture capital investments) may only be acquired with pre-approval of the CCO, and, if approved, will be subject to monitoring for possible future conflicts. A request for approval of a private placement must be submitted in advance of the proposed date of investment by completing an Outside Activities disclosure Form attached hereto in Exhibit C. Employees investing in private placements controlled by the Company are exempt from the pre-clearance requirement (so long as such investment must be accepted by the Company or an Affiliate).

Failure to obtain prior approval of any private placement transaction will result in the application of monetary fines (the proceeds of which will be donated to charity), in an amount determined by the CCO, which shall reflect the severity of the violation, frequency and any other factors deemed necessary. The Company’s core business is investing in, managing and operating private placements, therefore any conflicts of interest, actual or perceived, could irreparably harm its business.

DISCLOSURE OF BROKERAGE ACCOUNTS

Each Employee must disclose all brokerage accounts in which an Employee holds a beneficial interest within ten days after becoming an Employee and thereafter upon establishing any new brokerage account. This disclosure is made through Exhibit D.

Additionally, Employees holding beneficial interests in Reportable Brokerage Accounts must abide by the requirements in Section 7.X.F.1., Investment Disclosure for Reportable Brokerage Accounts. For purposes of this Code, Reportable Brokerage Accounts include any personal brokerage account over which the Employee has (a) control or discretionary trading authority and (b) the capability to hold or trade Reportable Securities as defined in SEC Rule 204A-1. (Reportable Securities include, but are not limited to, individual securities such as stocks, granted stock options, bonds and options.)

INVESTMENT DISCLOSURE FOR REPORTABLE BROKERAGE ACCOUNTS

●	Holdings Reports

All Employees must certify their personal securities holdings via the Initial Holdings Report in the form of Exhibit E within ten days after first becoming an Employee. The information contained in the Initial Holdings Report must be current as of a date no more than 45 days prior to the date the person becomes an Employee.

54

Additionally, Employees must submit an Annual Holdings Report in the form of Exhibit E by January 31 of each year, provided, however, that an Employee need not submit an Annual Holdings Report if the information reported therein would be duplicative of information contained in broker trade confirmations, notices or advices or account statements received by the Company. The information contained in the Annual Holdings Report must be current as of a date no more than 45 days prior to the date the Annual Holdings Report is submitted.

A report must be submitted even if no purchases or sales of securities were made during the period covered by the report.

●	Transactions Reports

Employees must file a written or electronic Quarterly Transaction Report in the form of Exhibit F within 30 days after the end of each calendar quarter that identifies all transactions made during the quarter, provided, however, that an Employee need not submit a Quarterly Transaction Report if the information reported therein would be duplicative of information contained in broker trade confirmations, notices or advices or account statements received by the Company.

A Quarterly Transaction Report must be submitted even if no purchases or sales of securities were made during the period covered by the report.

●	Review

The CCO shall be responsible for (i) notifying Employees of their reporting obligations under this Code and (ii) reviewing the reports submitted by each Employee under this Code. The CCO may assign the review of Employee reports to a designee, however, no person shall be allowed to review or approve his or her own reports, and reports shall be reviewed by the CCO or other officer who is senior to the person submitting the report. The CCO shall maintain records of all reports filed pursuant to these procedures. On a quarterly basis, the CCO will remind all employees of their obligations, restrictions, and procedures relating to personal investments.

All Employee personal securities transactions are subject to monitoring in order to ascertain any patterns of conduct which may evidence conflicts with the principles of this Code, including patterns of front-running or other inappropriate behavior.

[REMAINDER OF THIS PAGE HAS BEEN INTENTIALLY LEFT BLANK]

55